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                                                                    EXHIBIT 3.3A

                              BUSINESS@WEB, INC.

                           Certificate of Amendment
                                      of
                         Certificate of Incorporation


            (Changing the name of the corporation to OneWave, Inc.)

     Business@Web, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That the board of directors of the corporation, by unanimous written consent pursuant to the applicable provisions of the General Corporation Law of the State of Delaware, adopted a resolution authorizing a proposed amendment to the Certificate of Incorporation of the corporation changing the name of the corporation to "OneWave, Inc." and declared said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Board of Directors of this Corporation does hereby declare it advisable that effective as of May 20, 1996, that the Corporation's name be changed to OneWave, Inc. or any other name as shall be deemed to be advisable by the officers of the Corporation and that the officers of the Corporation are authorized to take any and all actions, including the filing of an amendment to the Certificate of Incorporation, in order to effect such corporate name change.

     SECOND: That the holders of the requisite number of outstanding shares of the capital stock of the corporation entitled to vote thereon have adopted said amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and that written notice of such action has been given to those stockholders who have not consented in writing as provided in Section 228(d) of the General Corporation Law of the State of Delaware.

     THIRD: Pursuant to approval of the Board of Directors and the holders of the requisite number of shares of the capital stock of the Corporation, the Second Amended and Restated Certificate of Incorporation shall be amended by changing Article I to read in its entirety as follows:

          "The name of the Corporation is OneWave, Inc."
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     IN WITNESS WHEREOF, Business@Web, Inc. has caused this Certificate to be signed, under penalties of perjury, by Klaus P. Besier, its President, this 7th day of June 1996.

                                       BUSINESS@WEB, INC.


                                       By:  /s/ Klaus P. Besier
                                          ------------------------------------
                                          Klaus P. Besier, President and CEO

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